Exhibit 99.1
CONSENT OF INDEPENDENT VALUATION FIRM
We hereby consent to the references to our name, the description of our role in the valuation of the real properties and related assumptions that were made, as well as the reference to our firm under the caption “Experts” being included or incorporated by reference in Black Creek Industrial REIT IV Inc.’s Registration Statement on Form S-11 (No. 333-200594) and the related prospectus and prospectus supplements that are a part thereof.
In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
September 14, 2018	Altus Group U.S., Inc.